Exhibit 4.15

THIS PROMISSORY NOTE (THE “NOTE”) HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THE NOTE IS BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

$3,000,000	January 12, 2026

THIS PROMISSORY NOTE (this “Note”) is issued by Nukkleus Inc., a Delaware corporation (the “Company”) to the order of _____ (together with its permitted successors and assigns, the “Holder”).

This Note is being issued by the Holder pursuant to the terms and provisions of the Amended and Restated Securities Purchase Agreement and Call Option (the “Star Agreement”) dated as of September 15, 2024 by and among the Company, Star 26 Capital Inc., a Nevada corporation (“Star”), the shareholders of Star and Menachem Shalom, the representative of such shareholders. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Star Agreement.

ARTICLE I

Section 1.01  Principal. For value received, the Company hereby promises to pay on or before the Maturity Date (as defined below) to the order of the Holder or its designees, in lawful money of the United States of America and in immediately available funds, the principal sum of Three Million Dollars ($3,000,000), or, if less, the aggregate unpaid principal amount outstanding (the “Principal Amount”).

Section 1.02  Maturity Date. The Principal Amount and all accrued interest thereon shall be due and payable in full on March __, 2026 (the “Maturity Date”). All payments on this Note shall be made in lawful money of the United States of America by wire transfer to such account as the Holder may designate by written notice to the Company in accordance with the provisions of this Note.

Section 1.03  Right to Prepay. Provided that there is no Event of Default (as defined below), the Company shall have the right, upon no less than three (3) Business Days prior notice, to prepay all or any portion of the Principal Amount thereon at any time, on or before the Maturity Date, without penalty or premium. Any prepayment made hereunder must be made to all the Shareholders pro ratably.

ARTICLE II

Section 2.01  Representations and Warranties of the Holder. The Holder hereby acknowledges, represents and warrants to, and agrees with, the Company as follows:

(a) The Holder understands that this Note has not been registered under the Securities Act of 1933, as amended, or registered or qualified under any the securities laws of any state or other jurisdiction, and is a “restricted security”.

(b) The Holder has full power and authority to enter into this Note, the execution and delivery of this Note has been duly authorized, and this Note constitutes a valid and legally binding obligation of the Holder.

(c) The Holder is not subscribing for this Note as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by person previously not known to the Holder in connection with investment.

(d) The Holder is (i) experienced in making investments of the kind and (ii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Note, and the related documents.

ARTICLE III

Section 3.01  Representations and Warranties of the Company. The Company hereby acknowledges, represents and warrants to, and agrees with, the Holder as follows:

(a)  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

(b) The Company has all requisite power and authority to enter into and deliver this Note and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Note by the Company and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other action or proceeding on the part of the Company is necessary to authorize the execution, delivery, and performance by the Company of this Note and the consummation by the Company of the transactions contemplated hereby.

(c) There are no outstanding agreements or preemptive or similar rights affecting the Company’s equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any equity interest in the Company.

(d) No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its affiliates, nor the Company’s partners is required for the execution by the Company of this Note and compliance and performance by the Company of its obligations under hereunder. This Note and the Company’s performance of its obligations thereunder have been approved by the Board of Directors and stockholders of the Company.

(e) Neither the issuance and sale of the Note nor the performance of the Company’s obligations under this Note and all other agreements entered into by the Company relating thereto by the Company will:

(i)  violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the Certificate of Incorporation or Bylaws of the Company, (B) any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its affiliates is a party, by which the Company or any of its affiliates is bound, or to which any of the properties of the Company or any of its affiliates is subject, or (D) the terms of any agreement to which the Company, or any of its affiliates is a party; or

(ii)  result in the creation or imposition of any Encumbrance or any other right of a third party upon any of the assets of the Company.

(f) There is no pending or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its affiliates.

Section 3.02  Covenants of the Company. The Company hereby covenants and agrees with the Holder that, so long as any amount remains unpaid on this Note, the Company shall:

(a) Notify the Holder if there is a breach or threatened breach of any of the representations and warranties provided for in this Note and forward to the Holder any correspondence regarding any threatened or actual action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company;

(b) Promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company;

(c) Not, directly or indirectly, create, incur, assume or suffer to exist any Encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) upon any of its assets, whether now owned or hereafter acquired except for: (A) Encumbrances imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles, (B) carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s and other like Encumbrances imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings and (C) Encumbrances created in connection with a strategic acquisition or other business combination between the Company and a third party not affiliated with the Company or any of its affiliates; and

(d) Promptly after the Company shall obtain knowledge of the occurrence of any Event of Default (as defined below) or any event which with the notice or lapse of time or both would become an Event of Default, deliver to the Holder a notice specifying that such notice is a “Notice of Default” and describing such Default in reasonable detail, and in such Notice of Default or soon thereafter as practicable, a description of the action the Company has taken or proposes to take with respect thereto.

ARTICLE IV

Section 4.01  Events of Default. Upon the occurrence of any of the following events (each, an “Event of Default”) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), an Event of Default shall be deemed to have occurred:

(a) Default in the payment of the Principal Amount and accrued interest thereon on the Maturity Date;

(b) The Company or any subsidiary files for relief under the United States Bankruptcy Code (the “Bankruptcy Code”) or under any other state or federal bankruptcy or insolvency law, or files an assignment for the benefit of creditors, or if an involuntary proceeding under the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law is commenced against the Company or any subsidiary, and has not been resolved in a period of ten (10) days after such commencement;

(c) failure on the part of Company to observe or perform any other covenant or agreement on the part of Company contained in this Note (other than those covered by the clauses above) or in any other agreement between the Company and its affiliates and the Holder;

(d) any representation, warranty or certification made by the Company to the Holder in this Note or in any other agreement between the Company and the Holder shall be false or misleading; or

(e) any money judgment, writ or similar final process shall be entered or filed against Company or any of their property or other assets for more than $50,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of 20 days.

Section 4.02  Effect of Default.  Upon the occurrence of an Event of Default, the Principal Amount shall be immediately due and payable, together with all attorneys’ fees, costs and expenses incurred by the Holder in collecting or enforcing payment thereof and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law or in equity. Commencing on the Maturity Date and upon the occurrence of any Event of Default, interest on this Note shall accrue at an interest rate equal to the lesser of 15% per annum or the maximum rate permitted under applicable law.

Section 4.03  Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Holder to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

ARTICLE V

Section 5.01 Failure or Indulgence Not Waiver. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

Section 5.02 Unconditional Obligation; Waiver. The obligations hereunder are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. This Note may be enforced against the Company by summary judgment proceedings.

The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and shall be directly and promptly liable for the payment of all sums owing and to be owing hereunder, regardless of, and without any notice, diligence, act or omission with respect to, the collection of any amount called for hereunder.

Section 5.03 Notices. Any and all notices, requests, demands or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (c) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

Section 5.04  Governing Law. This Note shall be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware without giving effect to the principals of conflict of laws thereof. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts sitting in the State of Delaware, and any appellate court from any thereof, in respect of any action, suit or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Note, or in any court referred to above. Each of the parties further hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit proceeding in any such court and waives any other right to which it may be entitled on account of its place of residence or domicile. THE COMPANY IRREVOCABLY WAIVES ANY AND ALL RIGHT THE COMPANY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE COMPANY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

Section 5.05  Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

Section 5.06  Construction and Joint Preparation. This Note shall be construed to effectuate the mutual intent of the parties. The parties and their counsel have cooperated in the drafting and preparation of this Note, and this Note therefore shall not be construed against any party by virtue of its role as the drafter thereof. No drafts of this Note shall be offered by any party, nor shall any draft be admissible in any proceeding, to explain or construe this Note. Each party hereto acknowledges and agrees that it has received or has had the opportunity to receive independent legal counsel of its own choice and that it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this Note. The headings contained in this Note are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note.

Section 5.07  Binding Effect; Amendments. This Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Company and the Holder. The Holder shall have the right to sell or assign the Note, in whole or in part. This Note may be amended or modified only by an instrument in writing executed by the holders of at least 66% of the holders of like notes. Any amendment or modification effected in accordance with this section shall be binding upon the Company and each holder.

Section 5.08  Counterparts. This Note may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Remainder of Page Intentionally Omitted; Signature Pages to Follow

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the undersigned have executed this Promissory Note as of the date first written above.

Nukkleus Inc.

By:	/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	Chief Executive Officer

Address for Notice:

Nukkleus Inc.
575 Fifth Avenue
14th Floor
New York, NY 10017
Attn: Chief Executive Officer
Email:

HOLDER:

Address for Notice: